Exhibit (d)(8)

AMENDMENT TO

AMENDED AND RESTATED CUSTODIAN AGREEMENT

DIVERSIFIED REAL ASSET INCOME FUND

U.S. BANK NATIONAL ASSOCIATION

THIS AMENDMENT to the Amended and Restated Custodian Agreement (the “Agreement”) dated September 8, 2014, is made this 16th day of December, 2014 by and between Diversified Real Asset Income Fund, a Massachusetts business trust (the “Fund”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

WHEREAS, the Fund and the Custodian are parties to the Agreement;

WHEREAS, the Fund and the Custodian wish to amend Section 3 of the Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

Section 3 is hereby amended as follows:

3.	CUSTODY OF MORTGAGE DOCUMENTS.

All mortgage and mortgage-related documents delivered to the Custodian in connection with the Mergers and thereafter delivered by the Fund shall be received, safekept, maintained and delivered in accordance with the separate Custodial Agreement(s) executed by the parties in connection with such Fund assets. Notwithstanding anything therein to the contrary, all actions taken by the Custodian in the performance of its duties and responsibilities under such Custodial Agreement, including actions taken pursuant to instructions from the Fund, the Fund’s investment adviser or sub-adviser, the Fund’s servicer, or any other agent of the Fund, shall be taken solely in the name of and for the account of the Fund. For the avoidance of doubt, ownership of the Mortgage, Mortgage Note, and Custodial File (as such terms are defined in the Custodial Agreement) is vested in the Fund and ownership of all records and documents with respect to the Mortgage, Mortgage Note, and Custodial File prepared by or that come into the possession of the Custodian shall immediately vest in the Fund and shall be retained and maintained by the Custodian for the account of the Fund. To the extent the Custodian is required to release original documents from the Custodial File (for example, in connection with a foreclosure proceeding), such documents shall be delivered and held for the account of the Fund as the owner thereof. Release of such documents is in the discretion of the Fund for the sole purposes of facilitating servicing of the mortgage loans or effecting transactions in the ordinary course of business pursuant to the Custodial Agreement.

IN WITNESS WHEREOF, the Fund and the Custodian have caused this Amendment to be executed in duplicate as of the date first above written by their duly authorized officers.

DIVERSIFIED REAL ASSET INCOME FUND

By:	/s/ Kathleen Prudhomme
Its:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Michael R. McVoy
Its:	Senior Vice President